Exhibit 99.1

News Release

Lockheed Martin Space’s Executive Vice President Rick Ambrose to Retire

BETHESDA, Md., Oct. 7, 2021 -- Lockheed Martin (NYSE: LMT) today announced that Space Executive Vice President Richard F. Ambrose has decided to retire on March 1, 2022, after more than 20 years of service to the company. He will remain in his current role until a successor is announced.
Ambrose joined Lockheed Martin in 2000 and served as the president of the Information Systems & Global Solutions-National business; vice president and general manager of the Surveillance and Navigation Systems line of business within Space; and vice president and general manager of Mission Systems and Sensors’ Tactical Systems.
"We are grateful to Rick for all his contributions to our company and for his strategic leadership of our $11 billion Space portfolio that provides advanced technology and mission-driven solutions for national security, civil and commercial customers," said Lockheed Martin Chairman, President and CEO James Taiclet. "I join the Lockheed Martin team in thanking him for his service and wishing him all the best in his upcoming retirement."
"I have thoroughly enjoyed my two decades at Lockheed Martin and I’m especially proud of our accomplishments at Space," said Ambrose. "What we’ve been able to achieve as a team has been nothing short of amazing – from the world-changing innovations we’ve developed to the enduring relationships with our customers, I feel both privileged and humbled."
After a successor is announced, Ambrose will serve as a strategic advisor to ensure a smooth transition.
About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.
Please follow @LMNews on Twitter for the latest announcements and news across the company.
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Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com
Jenna McMullin, Communications vice president, Space, +1 720-639-1600, jenna.k.mcmullin@lmco.com